Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to use in this Amendment No. 2 to the Registration Statement of Guardian Zone Technologies, Inc. of our audit report, dated August 7, 2007, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to our Firm under the title “Experts” in the Registration Statement and the Prospectus.
/s/ De Joya Griffith & Company, LLC
De Joya Griffith & Company, LLC
Henderson, NV
January 11, 2008